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                                                                   EXHIBIT 12.01


                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                             (DEBTOR IN POSSESSION)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS AND
  COMPUTATION OF DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                                            YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------
                                            1996         1995         1994         1993         1992
                                          --------     --------     --------     --------     --------
Income/(loss) from continuing
 operations before income taxes .......   $(74,406)    $  3,553     $(11,245)    $(16,810)    $(28,378)

Adjustments:
 Minority interest earnings
  of consolidated subsidiary
  with fixed charges
 (Income)/loss of unconsolidated
  subsidiary ..........................                                                           (689)

Add:
 Portion of rents representative
  of the interest factor (20%) ........        418          376          552          743          427
 Interest on Indebtedness .............      7,558        3,635        3,561        3,894        3,028
 Amortization of debt expense
  and premium
                                          --------     --------     --------     --------     --------

   Income/(loss) as adjusted ..........   $(66,430)    $  7,564     $ (7,132)    $(12,173)    $(25,612)
                                          ========     ========     ========     ========     ========

Preferred dividends:
 Preferred dividend requirements ......   $  6,363     $  5,258     $  5,258     $  5,258     $  5,258
 Income tax rate ......................       2.20%       11.00%        2.00%        1.00%        4.00%
 Preferred dividend factor on
  pre-tax basis .......................      6,506        5,908        5,365        5,311        5,477

Fixed charges:
 Interest on Indebtedness .............      7,558        3,635        3,561        3,894        3,028
 Amortization of debt expense
  and premium
 Portion of rents representative
  of the interest factor (20%) ........        418          376          552          743          427
 Capitalized interest .................        401          236
                                          --------     --------     --------     --------     --------
   Fixed charges and preferred
    dividends .........................   $ 14,883     $ 10,155     $  9,478     $  9,948     $  8,932
                                          ========     ========     ========     ========     ========

Ratio of earnings to fixed charges
 and preferred dividends
                                          ========     ========     ========     ========     ========

Deficiency of earnings available
 to cover fixed charges
 and preferred dividends ..............   $(81,313)    $ (2,591)    $(16,610)    $(22,121)    $(34,544)
                                          ========     ========     ========     ========     ========